Summary Plan Description

The Petroleum Development Corporation 401(k)
& Profit Sharing Plan

The Petroleum Development Corporation 401(k) & Profit Sharing Plan

Summary Plan Description	1

I. Basic Plan Information	2
A. Account	2
B. Beneficiary	2
C. Deferral Contribution	2
D. Employee	2
E. Employer	2
F. ERISA	2
G. Highly Compensated Employee	2
H. Non-Highly Compensated Employee	3
I. Participant	3
J. Plan Type	3
K. Plan Administrator	3
L. Plan Number	3
M. Plan Sponsor	3
N. Plan Year	3
O. Service of Process	3
P. Trustee	3

II. Participation	4
A. Eligibility Requirements	4

III. Contributions	4
A. Compensation	4
B. Employee Deferral Contributions	5
1. Regular Deferral Contributions	5
2. Additional Deferrals	5
3. Age 50 and Over Catch-Up Contributions	5
C. Employer Matching Contributions	5
1. Discretionary Matching Contributions	6
D. Nonelective Contributions	6
1. Discretionary Nonelective Contributions	6
E. Qualified Nonelective Contributions	6
F. Limit on Contributions	6
G. Rollover Contributions	6

IV. Investments	7
A. Investments	7
B. Fidelity(R) Portfolio Advisory Service at Work	8
C. Statement of Account	8
D. Election	8

V. Vesting	8
A. Forfeiture and Re-employment	9

VI. Participant Loans	10
A. General Loan Rules	10
B. Specific Loan Procedures	10
1. Loan Application	10
2. Loan Amount	10
3. Number of Loans	11

4. Interest Rate	11
5. Loan Repayments and Loan Maturity	11
6. Default or Termination of Employment	11

VII. In Service Withdrawals	11
A. Hardship Withdrawals	11
B. Withdrawals After Age 59½	12
C. Withdrawlas After Age 70½	12
D. Withdrawals After Normal Retirement Age	12
E. Withdrawals of Rollover Contributions	12

VIII. Distribution of Benefits	12
A. Eligibility For Benefits	12
B. Distribution Events	13
1. Death	13
2. Disability	13
3. Retirement	13
4. Minimum Required Distributions	13
5. Termination of Employment	13
C. Form of Payments	13
1. Lump Sum Distributions	13
a) Non-rollover Distribution	14
b) Direct Rollover Distribution	14
c) Combination Non-rollover Distribution and Direct Rollover Distribution	15
2. Installment Distributions	15
3. Other Non-Annuity	15

IX. Miscellaneous Information	15
A. Benefits Not Insured	15
B. Attachment of Your Account	15
C. Plan-to-Plan Transfer Of Assets	15
D. Plan Amendment	16
E. Plan Termination	16
F. Interpretation of Plan	16
G. Electronic Delivery	16

X. Internal Revenue Code Tests	16
A. Non-Discrimination Tests	16
B. Top Heavy Test	16

XI. Participant Rights	17
A. Claims	17
1. Claims Procedures	17
2. Review Procedures (For Appeal of an Adverse Benefit Determination)	17
B. Statement of ERISA Rights	18

XII. Services and Fees	19

Appendix A. Investment Options	20

Summary Plan Description
The Petroleum Development Corporation 401(k) & Profit Sharing Plan

The Petroleum Development Corporation 401(k) & Profit Sharing Plan (the “Plan”) of Petroleum Development Corporation has been amended as of 12/01/2010 (the “Effective Date”). This Plan is intended to be a qualified retirement plan under the Internal Revenue Code.

The purpose of the plan is to enable eligible Employees to save for retirement. As well as retirement benefits, the plan provides certain benefits in the event of death, disability, or other termination of employment. The Plan is for the exclusive benefit of eligible Employees and their Beneficiaries.

This booklet is called a Summary Plan Description (“SPD”) and it contains a summary in understandable language of your rights and benefits under the plan. If you have difficulty understanding any part of this SPD, you should contact the Plan Administrator identified in the Basic Plan Information section of this document during normal business hours for assistance.

This SPD is a brief description of the principal features of the plan document and trust agreement and is not meant to interpret, extend or change these provisions in any way. A copy of the plan document is on file with the Plan Administrator and may be read by any employee at any reasonable time. The plan document and trust agreement shall govern if there is a discrepancy between this SPD and the actual provisions of the plan.

This SPD is based on the federal tax implications of your participation in the Plan, transactions made within your Account, and distributions you may receive from the plan. The state tax implications of your participation and these transactions should be determined based on an examination of appropriate state law. Please consult with your tax advisor if you have any questions regarding state tax law.

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I.Basic Plan Information

The information in this section contains definitions to some of the terms that may be used in this SPD and general Plan information. If the first letter of any of the terms defined below is capitalized when it is used within this SPD, then it represents the indicated defined term.

A.Account

An Account shall be established by the Trustee to record contributions made on your behalf and any related income, expenses, gains or losses. It may also be referred to as an Account balance.

B.Beneficiary

This is the person or persons (including a trust) you designate, or who are identified by the plan document if you fail to designate or improperly designate, who will receive your benefits in the event of your death. You may designate more than one Beneficiary.

C.Deferral Contribution

This is a contribution taken directly from the pay of an Employee and contributed to the Plan, subject to certain limits (described below). The Plan permits you to make both pre-tax and certain after-tax (Roth) Deferral Contribution amounts.

D.Employee

An Employee is an individual who is employed by your Employer as a common law employee or, in certain cases, as a leased employee and is not terminated.

E.Employer

The name and address of your Employer is:
Petroleum Development Corporation
120 Genesis Boulevard
P.O. Box 26
Bridgeport, WV 26330
(304) 842-6256

Your Employer's federal tax identification number is: 95-2636730

The following Employer(s) also participate in the Plan and employees of each employer listed below shall be eligible to participate in accordance with the Participation section of this Summary Plan Description.

Federal Tax Identification Number	Participating Employer Name	Designation
27-1195623	PDC Mountaineer LLC	Unrelated

F.ERISA

The Employee Retirement Income Security Act of 1974 (ERISA) identifies the rights of Participants and Beneficiaries covered by a qualified retirement plan.

G.Highly Compensated Employee

An Employee is considered a highly compensated Employee if (i) at anytime during the current or prior year you own, or are considered to own, at least five percent of your Employer, or (ii) received compensation from your Employer during the prior year in excess of $110,000, as adjusted and you are in the top paid group consisting of the top 20% of employees ranked by compensation.

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The Petroleum Development Corporation 401(k) & Profit Sharing Plan                        3

H.Non-Highly Compensated Employee

An Employee who is not a Highly Compensated Employee.

I.Participant

A participant is an eligible Employee who has satisfied the eligibility and entry date requirements and is eligible to participate in the Plan or a formerly eligible Employee who has an account balance remaining in the Plan.

J.Plan Type

The The Petroleum Development Corporation 401(k) & Profit Sharing Plan is a defined contribution plan. These types of plans are commonly described by the method by which contributions for participants are made to the plan. The The Petroleum Development Corporation 401(k) & Profit Sharing Plan is a 401(k) deferral plan. More information about the contributions made to the plan can be found in Section III, Contributions.

K.Plan Administrator

The Plan Administrator is responsible for the administration of the Plan and its duties are identified in the plan document. In general, the Plan Administrator is responsible for providing you and your Beneficiaries with information about your rights and benefits under the Plan. The name and address of the Plan Administrator is:

Petroleum Development Corporation
120 Genesis Boulevard
P.O. Box 26
Bridgeport, WV 26330
(304) 842-6256

L.Plan Number

The three digit IRS number for the Plan is 001.

M.Plan Sponsor

Your Employer is the sponsor of the Plan.

N.Plan Year

The Plan Year is the twelve-month period ending on the last day of December. Your Employer may only change or have changed the Plan Year by amending and restating to a new Plan Document.

O.Service of Process

The plan's agent for service of legal process is the Plan Administrator.

P.Trustee

The trustee is responsible for trusteeing the Plan's assets. The trustee's duties are identified in the trust agreement and relate only to the assets in its possession. The name and address of the Plan's Trustee are:

Fidelity Management Trust Company
82 Devonshire Street
Boston, MA 02109

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II.Participation

A.Eligibility Requirements

You are eligible to participate in the Plan if you are an Employee.
However, you are not eligible to participate if you are:

•a resident of Puerto Rico

•	covered by a collective bargaining agreement for which retirement benefits have been the subject of good faith negotiations

•a Leased Employee.

You are also not eligible to participate if you are an individual who is a signatory to a contract, letter of agreement, or other document that acknowledges your status as an independent contractor not entitled to benefits under the Plan and you are not otherwise classified by the Employer as a common law employee or the Employer does not withhold income taxes, file Form W-2 (or any replacement form), or remit Social Security payments to the Federal government for you, even if you are later adjudicated to be a common law employee.

You will become eligible to participate in the Plan according to the table below:

Contribution type	Age Requirement	Service Requirement	Entry Date
All Sources	18	3 month(s)	First day of each month

Once you become a Participant you are eligible to participate in the Plan until you terminate your employment with your Employer or become a member of a class of Employees excluded from the Plan. If you terminate your employment after you have met the eligibility requirements, and are later re-employed by your Employer, you will again be eligible to participate in the Plan when you complete one hour of service.

III.Contributions

After you satisfy the participation requirements in Section II of this Summary Plan Description, you will be eligible to make Deferral Contributions. In addition, your Employer may make matching and nonelective contributions to your Account. The type(s) of contributions available under the Plan are described in this section.

A.Compensation

Compensation must be defined to compute contributions under the Plan. For purposes of determining contributions, only Compensation paid to you for services you performed while employed as an Eligible Employee shall be considered. Eligible compensation for computing contributions under the Plan is the taxable compensation for a Plan Year reportable by your Employer on your IRS Form W-2, excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits and including salary reduction contributions you made to an Employer sponsored cafeteria, qualified transportation fringe, simplified employee pension, 401(k), 457(b) or 403(b) plan.
The definition of compensation for your plan for purposes of computing contributions also excludes certain amounts from certain contribution source types as indicated in the table below.

Source	Exclusion (s)
Employee Deferral Contributions and Qualified Nonelective Contributions	No Exclusions.
Employer Matching Contributions	No Exclusions.
Employer Nonelective Contributions	No Exclusions.

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Compensation for your first year of eligible Plan participation will be based upon eligible compensation paid for the entire Plan Year. Tax laws limit the amount of compensation that may be taken into account each Plan Year; the maximum amount for the 2011 Plan Year is $245,000.

B.Employee Deferral Contributions

1.Regular Deferral Contributions

You may elect to defer a percentage of your eligible compensation into the Plan after you satisfy the Plan's eligibility requirements. The percentage of your eligible compensation you elect will be withheld from each payroll and contributed to an Account in the Plan on your behalf. For pre-tax contributions being withheld from your compensation, the percentage you defer is subject to an annual limit of the lesser of 60% of eligible compensation or $16,500 (in 2011; thereafter as adjusted by the Secretary of the Treasury) in a calendar year.

You will be eligible to designate some or all of your Deferral Contribution as a Roth Deferral Contribution at the time you make your deferral election. Once made, this election will be irrevocable (that is, Roth Deferral Contributions cannot later be re-characterized as pre-tax Deferral Contributions). If you elect to make Roth Deferral Contributions, the amount of your contribution will be included in your income for tax purposes, and the income tax withholding amounts will be deducted from the remainder of your pay, not from the Roth Deferral Contribution amount.

For example, if you have annual compensation of $30,000 and elect to make a Roth Deferral Contribution to the Plan equal to 5% of your compensation, your Roth Deferral Contribution to the Plan will equal $1,500 (5% of $30,000). The tax withholding applicable to the amount you have elected to contribute to the Plan as a Roth Deferral Contribution will be applied against the remainder of your compensation.

Except with respect to the income taxation of Roth Deferral Contributions at contribution (described above) and to the distribution of amounts attributable to Roth Deferral Contributions (described below), Roth Deferral Contributions are subject to the same rules applicable to pre-tax Deferral Contributions. For example, pre-tax and Roth Deferral Contributions are added together to determine whether you have hit the Federal tax law limit on Deferral Contributions ($16,500 in 2011 for those not eligible to make age 50 and over catch-up contributions) or the Plan's deferral limit.

Your Deferral Contributions cannot be forfeited for any reason, however, there are special Internal Revenue Code rules that must be satisfied and may require that some of your contributions be returned to you. The Plan Administrator will notify you if any of your contributions will be returned. You may increase or decrease the amount you contribute as of the first day of each month. You may also completely suspend your contributions which you may resume as of the first day of each month. If you want to increase, decrease, suspend, or resume your Deferral Contributions, you must call the Fidelity Retirement Benefits Line at 1-800-835-5097 or access the NetBenefits® web site at www.401k.com.

2.Additional Deferrals

You may make additional Deferral Contributions during the payroll period(s) designated by your Employer. You may defer a whole percentage between 1 and 100% of your eligible compensation into the Plan by completing a special election form. The total amount of your additional and regular Deferral Contributions for the Plan Year may not exceed 60% of your eligible compensation or other applicable Internal Revenue Code limits. Your Employer may refuse to accept any or all of your additional Deferral Contributions if they will have an adverse effect on the Plan's annually required Internal Revenue Code tests.

3.Age 50 and Over Catch-Up Contributions

The Plan provides that participants who are projected to be age 50 or older by the end of the calendar year and who are making Deferral Contributions to the Plan may also make a catch-up contribution of up to $5,500 (in 2011; thereafter as adjusted by the Secretary of the Treasury).

C.Employer Matching Contributions

You become eligible for matching contributions only if you make Deferral Contributions. For purposes of determining your matching contributions under the Plan, your Contributions will include Age 50 and Over Catch-Up Contributions. Employer matching contributions must be allocated to your Account in the Plan within prescribed legal time limits.

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1.Discretionary Matching Contributions

Discretionary matching contributions will be computed by your Employer based on your eligible compensation contributed to the Plan each Plan Year.

Your Employer will communicate the amount of any annual discretionary matching contributions.

D.Nonelective Contributions

1.Discretionary Nonelective Contributions

Your Employer may make discretionary nonelective contributions in an amount to be determined by the Board of Directors for each Plan Year. You must complete at least 1,000 hours of service during the Plan Year and be employed as of the last day of the Plan Year to be eligible to receive any nonelective contributions that may be made for that Plan Year. You do not need to satisfy this requirement if you die, become disabled or retire during the Plan Year. Discretionary nonelective contributions, if any, made to the Plan by your Employer will be allocated to your Account in the ratio that your eligible compensation bears to the total eligible compensation paid to all eligible Participants.

E.Qualified Nonelective Contributions

Your Employer may designate all or a portion of any nonelective contributions for a Plan Year as “qualified nonelective contributions” and allocate them to Non-Highly Compensated Employees to help the Plan pass one or more annually required Internal Revenue Code nondiscrimination test(s). You will be 100% vested in these contributions and may not request a hardship withdrawal of these contributions.

F.Limit on Contributions

Federal law requires that amounts contributed by you and on your behalf by your Employer for a given limitation year generally may not exceed the lesser of:

$49,000 (or such amount as may be prescribed by the Secretary of the Treasury); or

100% of your annual compensation.

The limitation year for purposes of applying the above limits is the twelve month period ending December 31. Contributions under this Plan, along with Employer contributions under any other Employer-sponsored defined contribution plans, may not exceed the above limits. If this does occur, then excess contributions in your Account may be forfeited or refunded to you based on the provisions of the Plan document. You will be notified by the Plan Administrator if you have any excess contributions. Income tax consequences may apply on the amount of any refund you receive.

G.Rollover Contributions

You can roll over part or all of an eligible rollover distribution you receive from an eligible retirement plan into this Plan even if you have not yet satisfied the age and Eligibility service requirements described in Section II above; however you will not become a Participant in the Plan and become entitled to make Deferral Contributions and share in Employer contributions until you have met the Plan's eligibility and entry date requirements. An eligible retirement plan is a qualified plan under Section 401(a), a 403(a) annuity plan, a 403(b) annuity contract, an eligible 457(b) plan maintained by a governmental employer, and an individual retirement account and individual retirement annuity. An eligible rollover distribution includes any distribution from an eligible retirement plan, except any distribution from an individual retirement account or an individual retirement annuity consisting of nondeductible contributions or any distribution from a 403(b) annuity contract consisting of after-tax employee contributions or any distribution from any other eligible retirement plan consisting of after-tax contributions. Making Rollover Contributions to the Plan that consist of assets other than qualified 401(a) plan assets may result in the loss of favorable capital gains or ten year income averaging tax treatment that may otherwise be available with respect to a lump sum distribution to you from the Plan. The loss of this favorable tax treatment may also occur if you make a Rollover Contribution to the Plan that consists of qualified 401(a) plan assets under certain circumstances. If you may be eligible for this special tax treatment, you should consult your tax advisor and carefully consider the impact of making a Rollover Contribution to the Plan.

The Plan Administrator must approve any Rollover Contribution and reserves the right to refuse to accept any such contribution.

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If your Rollover Contribution to the Plan is not a direct rollover (i.e., you received a cash distribution from your eligible retirement plan), then it must be received by the Trustee within 60 days of your receipt of the distribution and must not contain any after tax contribution amounts. Rollover Contributions may only be made in the form of cash, allowable fund shares, or (if the Plan allows new loans in accordance with the terms of this SPD) promissory notes from an eligible retirement plan. Your Rollover Contributions Account will be subject to the terms of this Plan and will always be fully vested and nonforfeitable. In general, if you receive an eligible rollover distribution as a surviving spouse of a participant or as a spouse or former spouse who is an “alternate payee” pursuant to a qualified domestic relations order (“QDRO”), you may also make a Rollover Contribution to the Plan.

The Plan will accept direct Rollover Contributions of amounts attributable to Roth Deferral Contributions that you made to another qualified plan that accepted Roth Deferral Contributions and properly segregated them from other contributions. The same rules that apply to other direct Rollover Contributions apply to direct Rollover Contributions of amounts attributable to Roth Deferral Contributions, except for the income tax treatment on distribution (described below).

IV.Investments

A.Investments

The Employee Retirement Income Security Act of 1974 (ERISA) imposes certain duties on the parties who are responsible for the operation of the Plan. These parties, called fiduciaries, have a duty to invest Plan assets in a prudent manner. However, an exception exists for plans that comply with ERISA Section 404(c) and permit a Participant to exercise control over the assets in his/her Account and choose from a broad range of investment alternatives. This Plan is intended to be a Section 404(c) plan. To the extent that you have directed the investment of assets in your Account under the Plan, you are responsible for the investment decisions you made relating to those assets and the Plan fiduciaries are not responsible for any losses resulting from your investment instructions. In addition, you have the right to direct the trustee regarding mutual fund proxy voting based on the number of shares you own. Please see Appendix A for a list of the investments currently available under the Plan. If you are invested in the Stock Fund, with the exception of certain participants described in Appendix A to this SPD, your purchases and sales of shares of the Stock Fund will be executed directly through the Trustee. If you are invested in the Stock Fund, you will also be given the opportunity to exercise voting rights for shares of the corporation allocated to your Account at all times that corporate shareholders vote. The Plan Administrator has established procedures to ensure that Participant purchase, holding and sale of shares of the Stock Fund, as well as the exercise of voting rights with respect to the stock, shall be held in the strictest confidence (not disclosed to the Employer). The Plan Administrator is responsible for monitoring compliance with these confidentiality procedures. Please see Appendix A for a list of the investments currently available under the Plan. You can get additional information about any investment alternative or the proxy voting for them; by contacting Fidelity by calling 1-800-835-5097 or by accessing the NetBenefits® web site at www.401k.com. The Plan Administrator is the Plan fiduciary responsible for providing the following additional information (all of which can be obtained by contacting Fidelity):

•
A description of the annual operating expenses of each investment fund (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to you, and the aggregate amount of such expenses expressed as a percentage of average net assets of the designated investment alternative;

•	Prospectuses, financial statements and reports, plus any other material provided to the Plan which relates to the available investment alternatives;

•
A list of the assets comprising the portfolio of each investment fund that constitute plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset (or the proportion of the investment fund which it comprises), and with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract;

•
Information concerning the value of shares or units of the investment funds available to you under the Plan, as well as the past investment performance of such funds, determined net of expenses, on a reasonable and consistent basis; and

•	Information concerning the value of shares or units in the investment funds held in your Plan account.

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B.Fidelity® Portfolio Advisory Service at Work

Fidelity® Portfolio Advisory Service at Work (the “Service”) is a managed account service that invests your workplace savings plan account in one of several model portfolios created from a mix of your plan's eligible investment options. The Service is managed by Strategic Advisers, Inc., a registered investment adviser and a Fidelity Investments company. The investment options selected are spread among broadly diversified investment types designed to help enhance growth and manage risk. When you enroll in the Service, you are assigned to a model portfolio based on either your investment time horizon, or on your financial situation, risk tolerance, and investment time horizon, depending upon what you choose during enrollment. Once enrolled, your current workplace savings account balance will be reallocated to align with the investment allocation of your assigned model portfolio; your future contributions will also be invested according to this model portfolio.

While enrolled in the Service, you are delegating the ongoing management of your account to the Service. You will not be able to make any exchanges among investment options or otherwise direct or restrict the management of your account. The Service will allocate and, when appropriate, reallocate the assets in your account to ensure that it stays in balance with the model portfolio's current mix of investments. Whenever your account is reallocated or rebalanced to fit your model portfolio, you will receive a confirmation detailing the transactions. You will also receive prospectuses for any investment option you did not previously own.

For more information regarding Fidelity® Portfolio Advisory Service at Work, or to enroll, log onto NetBenefits® at https://netbenefits.fidelity.com/pas or call a Fidelity Representative at 866-811-6041.

C.Statement of Account

The assets in the Plan are invested in available investment options and a separate Account is established for each Participant who receives and/or makes a contribution. The value of your Account is updated each business day to reflect any contributions, exchanges between investment options, investment earnings or losses for each investment option and withdrawals. Your account statement is available online through NetBenefits® at www.401k.com. You can view and print a statement for any time period up to 24 previous months. A statement is also available to be automatically mailed to you every three months. You can initiate these mailings by logging on to NetBenefits® and selecting Mail Preferences under the Accounts tab.

D.Election

The Plan is intended to qualify as a Participant-directed plan under Section 404(c) of ERISA. This means that you are responsible for your investment decisions under the plan and any resulting investment activity. The plan fiduciaries, including, but not limited to, Fidelity Management Trust Company and Petroleum Development Corporation, are not responsible for any losses incurred as a result of your investment decisions.

V.Vesting

The term “vesting” refers to your nonforfeitable right to the money in your Account. You receive vesting credit for the number of years that you have worked for your Employer and any Related Employer.

If you terminate your employment with your Employer, you may be able to receive a portion or all of your Account based on your vested percentage. Your employer has preserved a prior vesting schedule in the Plan. The Additional Vesting Schedule section below will indicate if a different vesting schedule applies to you. You are always 100% vested in your Rollover Contributions, Qualified Nonelective Contributions, Deferral Contributions and any earnings thereon. Your Employer Matching Contributions and Employer Nonelective Contributions and any earnings thereon will be vested in accordance with the following schedule:

Years of Service	Vesting Percentage
less than 1	0
1	25
2	50
3	100

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Additional Vesting Schedule

Employees who are members of certain class(es), specified below, receive a different vesting schedule for the below-specified contribution:

Your Discretionary Match contributions will be subject to the vesting schedule appearing immediately below if you are a member of the following class: All employees hired on or before 12/31/2006 will remain on the prior vesting schedule of 100% immediate vestiing for Employer Matching Contributions.

Years of Service	Vesting Percentage
less than 1	100
1	100

The methodology used to determine your years of service for vesting purposes has changed. Previously you received vesting credit for a year of service under the 'general method' if you earned at least 1,000 hours of service in a Plan Year. Vesting under the Plan is now based upon the elapsed time method. Hours of service are not counted and instead periods of service are computed. A period of service is determined based on the time you work for your Employer. Only your whole years of service with your Employer will be counted to compute your years of service for vesting purposes. For example, if you have three years and ten months of service, then for vesting purposes you will receive credit for three years of service.

If you were an Employee before July 1, 2006, you will receive vesting credit for your years of service with your Employer based upon the following:

Applicable Year(s)	Method	Measurement Period
Plan Year(s) before 2006	General	Jan. 1 to Dec. 31
2006	General or Elapsed Time*	Jan. 1 to Dec. 31
Plan Year(s) after 2006	Elapsed Time	Jan. 1 to Dec. 31

*You will receive vesting credit for this period if you would get such credit under either the general method (hours of service) or the elapsed time method.

If you became an Employee on or after July 1, 2006, then you will receive vesting credit for your years of service with your Employer based only on the elapsed time method. In this case, your measurement period for determining your years of service will generally be based upon your date of employment with your Employer.

A.Forfeiture and Re-employment

If you terminate your employment with your Employer and are less than 100% vested in your Employer Account, you may forfeit the non-vested portion of your Employer Account. A forfeiture will occur in the Plan Year that you receive a distribution of your entire vested Account, or if you do not receive a distribution, after five consecutive one year breaks in service. Forfeitures are retained in the Plan and may first be used to pay administrative expenses. Any remaining amounts will be used to reduce future Employer contributions payable under the Plan.

Example: (This example is for illustration purposes only.) Assuming you terminate your employment in 2011 with the following Account:

Source	Amount	Vested Percentage	Vested Amount
Employee	$2,000	100%†	$2,000
Employer	$1,000	80%	800
Total	$3,000		$2,800

You received a $2,800 distribution in 2011 from the Plan. This represented a complete distribution of your Account. A $200 forfeiture will occur in 2011.

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†    You are always 100% vested in your own employee Deferral Contributions and earnings in the Plan.

A one-year break in service occurs when you have less than one hour of service in the twelve consecutive month period beginning with the earlier of the day your employment terminates or the 12 month anniversary of the date on which you are otherwise first absent from service. Notwithstanding the above, if you are absent from work due to a maternity or paternity leave, then the 12-consecutive month period beginning on the first anniversary of the first date of that absence will not be a one-year break in service, and if you are absent from work due to a leave of absence under the Family and Medical Leave Act, no 12-consecutive month period beginning on the first anniversary of the first date of that absence, and subsequent anniversaries, during which the absence continues, will be a one-year break in service, provided you return to work following the leave.

When any period of absence is due to military service entitling you to reemployment rights under federal law and you return to work at the Employer or a Related Employer following that absence, there will be no break in service and you will be credited with service for the entire period of that absence.

If you were a Participant when you terminated your employment and are re-employed by your Employer, then you will again become a Participant on the date you complete one hour of service. Your period of employment before you were rehired is referred to as your pre-break service. Your period of employment after you were rehired is referred to as your post-break service. If you are re-employed after incurring five consecutive one-year breaks in service then your post-break service will not count in determining your vesting percentage in your pre-break Account balance. Your post-break service will count in determining your vesting percentage in your pre-break Account balance and any forfeited amounts will be restored to your Account if:

(1)    You are re-employed by your Employer before you incur five consecutive one-year breaks in service, and
(2)    If you received distribution of your vested Account and you repay the full amount of the distribution before the end of the five-year period that begins on the date you are re-employed.

Example: Assume you terminate employment with your Employer in 2011 with an Account balance of $3,000, of which $2,800 is vested. You elect to receive a lump sum distribution of your vested Account balance. The remainder, or $200, is forfeited in 2011. If you are rehired on January 1, 2012 and repay the $2,800 distribution prior to January 1, 2017, the $200 previously forfeited will be restored to your Account. Additionally, your service after January 1, 2012 is counted toward vesting your pre-break Account balance of $3,000.

VI.Participant Loans

A.General Loan Rules

Loans shall be made available to all qualifying Participants on a reasonably equivalent basis. Loans are not considered distributions and are not subject to Federal or state income taxes, provided they are repaid as required. While you do have to pay interest on your loan, both the principal and interest are deposited in your Account.

B.Specific Loan Procedures

1.Loan Application

If you have met the Plan's eligibility and entry date requirements, you may apply for a loan by calling the Fidelity Retirement Benefits Line, 1-800-835-5097 or by accessing the NetBenefits® web site at www.401k.com. All telephone calls will be recorded. You may apply for only one loan each calendar year. All loans (except loans for the purchase of a principal residence) have been pre-approved by the Plan Administrator based on the criteria outlined in the Plan's loan procedures. Loans will be allowed for any purpose. A loan set up fee of $75 will be deducted from your Account for each new loan processed.

2.Loan Amount

The minimum loan is $1,000 and the maximum amount is the lesser of one-half of your vested Account balance or $50,000 reduced by the highest outstanding loan balance in your Account during the prior twelve month period. All of your loans from plans maintained by your Employer or a Related Employer will be considered for purposes of determining the maximum amount of your loan. Up to 50% of your vested Account balance may be used as collateral for any loan.

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3.Number of Loans

You may only have 1 loan outstanding at any given time. If you have an existing loan you may not apply for another loan until the existing loan is paid in full.

4.Interest Rate

All loans shall bear a reasonable rate of interest as determined by the Plan Administrator based on the prevailing interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances. The interest rate shall remain fixed throughout the duration of the loan.

5.Loan Repayments and Loan Maturity

All loans must be repaid in level payments through after-tax payroll deductions on at least a quarterly basis over a five year period unless it is for the purchase of your principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan. If repayment is not made by payroll deduction, a loan shall be repaid to the Plan by payment to the Employer. You will be assessed an annual fee of $25 for each outstanding loan. The level repayment requirement may be waived for a period of one year or less if you are on a leave of absence, however, your loan must still be repaid in full on the maturity date. If you are on a military leave of absence, the repayment schedule may be waived for the entire length of the time missed on leave. Your loan will accrue interest during this time, and upon return from a military leave of absence, your loan will be reamortized to extend the length of the loan by the length of the leave. If a loan is not repaid within its stated period, it will be treated as a taxable distribution to you.

6.Default or Termination of Employment

The Plan Administrator shall consider a loan in default if any scheduled repayment remains unpaid as of the last business day of the calendar quarter following the calendar quarter in which a loan is initially considered past due. In the event of a default, death, disability or termination of employment, the entire outstanding principal and accrued interest shall be immediately due and payable. However, if your termination of employment results from a corporate action on the part of your employer and you remain performing the same job after that corporate action, within 60 days of your termination of employment you may request that the Plan Administrator roll over your loan to your new employer's retirement plan (if such new plan will accept your loan roll over). Unless you roll over your loan, any default in repayment to the Plan will result in the treating of the balance due for your loan as a taxable distribution from the Plan.

VII.In Service Withdrawals

If your Account balance includes an investment in the Stock Fund, and shares of the Stock Fund are sold to process a withdrawal, the withdrawal amount will not be distributed until the proceeds from the sale of the shares of the Stock Fund are available as described in Appendix A and the Participant User Guide. The following types of withdrawals are available under the Plan:

A.Hardship Withdrawals

If you are an Employee and request a hardship withdrawal and it is approved by the Plan Administrator, you may withdraw certain contributions to satisfy the following immediate and heavy financial needs: (1) medical expenses for you, your spouse, children, dependents or a primary beneficiary designated by you under the Plan; (2) the purchase of your principal residence; (3) to prevent your eviction from, or foreclosure on, your principal residence; (4) to pay for post-secondary education expenses (tuition, related educational fees, room and board) for you, your spouse, children, dependents or a primary beneficiary designated by you under the Plan for the next twelve months; (5) to make payments for burial or funeral expenses for your deceased parent, spouse, child, dependent or a primary beneficiary designated by you under the Plan; (6) to pay expenses for the repair of damage to your principal residence that would qualify for the casualty deduction under Section 165 of the Internal Revenue Code (without regard to whether the loss exceeds 10% of adjusted gross income); or any other immediate and heavy financial need as determined based on Internal Revenue Service regulations. In accordance with Internal Revenue Service regulations, you must first exhaust all other assets reasonably available to you prior to obtaining a hardship withdrawal. This includes obtaining a loan from this Plan and any other qualified plan maintained by your Employer. Your Deferral Contributions to this Plan, and any other Employer-sponsored qualified or non-qualified plan, will be suspended for six months after your receipt of the hardship withdrawal. The minimum hardship withdrawal is $500. Hardship withdrawals will be subject to the 10% nonperiodic income tax withholding rate unless you elect out of the withholding. Contributions available to withdraw under the terms of this section are:

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•	Employee Deferral Contributions (including both pretax and Roth deferral contributions if available in the Participant's Account)

•	Match

B.Withdrawals After Age 59½

If you have reached age 59½, then you may elect to withdraw all or a portion of your entire vested Account while you are still employed by your Employer.

C.Withdrawals After Age 70½

Starting in the calendar year in which you reach age 70½, you may elect to receive distributions calculated in the same manner as Minimum Required Distributions. For more information, please refer to the paragraph so entitled under the Distributable Events subsection of this SPD's section on Distribution of Benefits below.

D.Withdrawals After Normal Retirement Age

You may elect to withdraw your vested Account balance after you reach the Plan's normal retirement age, 65, or delay it until you retire. Notwithstanding the above, by law certain contributions including employee deferral, qualified matching, safe harbor matching, qualified nonelective, and safe harbor nonelective contributions cannot be withdrawn prior to age 59½.

E.Withdrawals of Rollover Contributions

If you have a balance in your rollover contributions Account, you may elect to withdraw all or a portion of it. There is no limit on the number of withdrawals of this type.

The amount of any taxable withdrawal that is not rolled over into an Individual Retirement Account or another qualified employer retirement plan will be subject to Federal and state, if applicable, income taxes. In general, the amount of any taxable withdrawal that is not rolled over into an Individual Retirement Account or another qualified employer retirement plan will be subject to 20% Federal Income Tax and any applicable State Income Tax. A 10% Internal Revenue Code early withdrawal penalty tax may apply to the amount of your withdrawal if you are under the age of 59½ and do not meet one of the Internal Revenue Code exceptions. For information regarding the taxation of amounts attributable to Roth contributions, see the Cash Distribution section below.

The Plan Administrator will notify you of the appropriate procedures to make a withdrawal from the Plan. Consult your Plan Administrator for more information.

VIII.Distribution of Benefits

A.Eligibility For Benefits

A distribution can be made to you if you request one due to your disability, retirement, or termination of employment from your Employer and any Related Employer. Your Beneficiary or Beneficiaries may request a distribution of your vested Account balance in the event of your death. The value of your Account balance will continue to increase or decrease, as appropriate, based on the investment returns until it is distributed.

You may defer receipt of your distribution until a later date. However, you cannot postpone it if your vested Account balance is $5,000 or less in which case the Plan Administrator will direct the Trustee that any amount exceeding $1,000 be distributed to an Individual Retirement Account or Annuity (“IRA”) for your benefit. If your vested Account balance is $1,000 or less, the Plan Administrator will direct the Trustee to distribute it to you as a lump sum distribution without your consent. Prior to such distribution you still have the right to request that the amount be distributed directly to you in the form of a lump sum payment or to request that it be rolled-over to a different IRA provider or another retirement plan eligible to receive rollover contributions.

If you fail to request a different treatment of an automatic distribution under the Plan's Cash-Out Provision, your distribution will be paid over to an IRA provider chosen by the Plan Administrator and invested in a product designed to preserve the principal of that distribution while still providing a reasonable rate of return and preserving liquidity. The fees assessed against this newly established IRA by its provider will be paid by the participant.

If you have questions regarding the Plan's automatic rollover rules, the Plan's IRA provider for automatic rollovers, or the fees

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and expenses applicable to the automatic rollover IRA, please contact the Plan Administrator. Your consent will be required for any distribution if your vested Account balance is greater than $5,000.

You should consult with your tax advisor to determine the financial impact of your situation before you request a distribution. You may apply for a distribution by calling the Fidelity Retirement Benefits Line at 1-800-835-5097 and/or by accessing the NetBenefits® web site at www.401k.com. All telephone calls will be recorded. Most distributions have been pre-approved by the Plan Administrator.

B.Distributable Events

You are eligible to request a distribution of your vested Account balance based on any of the following events:

1.Death

If you are a Participant in the Plan and die, your vested Account balance, if any, will be paid to your designated Beneficiary or Beneficiaries. If you are an Employee of your Employer or a Related Employer at the time of your death, your Account balance will automatically become 100% vested. You may designate a Beneficiary or Beneficiaries on a designation form that must be properly signed and filed with the Plan Administrator. If you are married and want to designate someone other than your spouse as your primary Beneficiary, your spouse must consent to this designation by signing the form. His/her signature must be witnessed by a Plan representative or a notary public. You should contact the Plan Administrator to obtain a designation of beneficiary form.

2.Disability

If you become disabled while you are employed by your Employer or a Related Employer, so that you are eligible for Social Security disability benefits or determined disabled by a physician selected by the Plan Administrator, the full value of your Account balance may be distributed to you upon request. You will automatically become 100% vested in your Account balance when you become disabled. You may request a distribution of your Account balance only if you terminate your employment with your Employer or Related Employer.

3.Retirement

You do not have to terminate your employment with your Employer just because you attain your early retirement age of 59½ or you attain your normal retirement age of 65. You will automatically become 100% vested in your Account balance upon meeting the retirement requirements. You may take an early retirement distribution at or after age 59½, but you must first terminate your employment with your Employer or Related Employer.

4.Minimum Required Distributions

You are required by law to receive a minimum required distribution from the Employer's Plan, unless you are a five percent owner of the Employer, no later than April 1 of the calendar year following the calendar year you turn 70½ or terminate your employment, whichever is later. If you are a five percent owner of the Employer, you must start receiving your distribution no later than April 1 of the calendar year following the calendar year you turn 70½. Once you start receiving your minimum required distribution, you should receive it at least annually and you should complete the appropriate documentation each year until all assets in your Account are distributed. If you have any questions about your minimum required distributions, please contact your Plan Administrator.

5.Termination of Employment

Generally, if you terminate your employment with your Employer and all Related Employers, you may elect to receive a distribution of your vested Account balance from the Plan.

C.Form of Payments

1.Lump Sum Distributions

Your entire vested Account balance will be paid to you in a single distribution or other distribution that you elect.

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a.Non-rollover Distribution

Any distribution paid directly to you will be subject to mandatory Federal income tax withholding of 20% of the taxable distribution and the remaining amount will be paid to you. You cannot elect out of this tax withholding but you can avoid it by electing a direct rollover distribution as described below. This withholding is not a penalty but a prepayment of your Federal income taxes.

Subject to certain exceptions (for example, with respect to a distribution of excess Deferral Contributions to Highly Compensated Employees due to nondiscrimination test results), the entire amount of your account under the Plan attributable to Roth contributions will be distributed to you free from Federal income tax (including the earnings portion) if the distribution occurs after the five taxable year period beginning with the first taxable year you made a designated Roth contribution to the Plan (or to a plan you previously participated in, if earlier, if amounts attributable to those previous Roth contributions were directly rolled over to this Plan), provided the distribution is also made:

•On or after you attain age 59 ½ or
•To your beneficiary (or estate) on or after your death; or
•Pursuant to your being disabled.

For example, if you made your first Roth contribution held within the Plan (or another qualified plan, as described in the Rollover Contributions section above) during July, 2006, attained age 59-1/2 on January 1, 2011 and were eligible for a distribution on January 3, 2011, the portion of your distribution attributable to Roth contributions would not be subject to Federal income tax upon distribution on January 3, 2011.

You may rollover the taxable distribution you receive to an individual retirement account (IRA) or your new employer's qualified plan, if it accepts rollover contributions and you roll over this distribution within 60 days after receipt. You will not be taxed on any amounts timely rolled over into the IRA or your new employer's qualified Plan until those amounts are later distributed to you. Any amounts not rolled over may also be subject to certain early withdrawal penalties prescribed under the Internal Revenue Code.

b.Direct Rollover Distribution

As an alternative to a non-rollover distribution, you may request that your entire distribution be rolled directly into a Fidelity IRA, a non-Fidelity IRA or to your new employer's qualified plan if it accepts rollover contributions. Federal income taxes will not be withheld on any direct rollover distribution.

When you call the Fidelity Retirement Benefits Line to take a withdrawal, you will be asked whether you will be rolling over any part of your distribution. If you wish to have any part of your distribution rolled over to an IRA or another qualified plan, you will need to speak to a Fidelity representative.
1.Rollover to Fidelity IRA - You will be asked whether you have received a Fidelity Service for Exiting Employees ('SEE') Rollover IRA Kit. If you haven't received a SEE Kit, the Fidelity representative will send out one. Then, your rollover request will be entered on the system and will pend (for up to 90 days) until the Rollover IRA account is set up. You must return the signed Rollover IRA application to Fidelity's Retail Customer Service Department (in Dallas, TX) in order to set up the Rollover IRA account. Once the Rollover IRA account has been set up, your vested Account balance will be transferred to the Fidelity Rollover IRA.
2.Rollover to Non-Fidelity IRA - A check will be issued by the Trustee payable to the IRA custodian or trustee for your benefit. The check will contain the notation 'Direct Rollover' and it will be mailed directly to you. You will be responsible for forwarding it on to the custodian or trustee. You must provide the Plan Administrator with complete information to facilitate your direct rollover distribution.
3.Rollover to your New Employer's Qualified Plan - You should check with your new employer to determine if its plan will accept rollover contributions. If allowed, then a check will be issued by the Trustee payable to the trustee of your new employer's qualified plan. The check will contain the notation 'Direct Rollover' and it will be mailed directly to you. You will be responsible for forwarding it on to the new trustee. You must provide the plan Administrator with complete information to facilitate your direct rollover distribution.

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c.Combination Non-rollover Distribution and Direct Rollover Distribution

You may request that part of your distribution be paid directly to you and the balance rolled into an IRA, your new employer's retirement plan, or a 403(a) annuity. Any part of the distribution paid directly to you will be subject to the Federal income tax withholding rules referred to in subsection a) above and any direct rollover distribution will be made in accordance with section b) above. Your direct rollover distribution must be at least $500.

You will pay income tax on the amount of any taxable distribution you receive from the Plan unless it is rolled into an IRA or your new employer's qualified Plan. A 10% IRS premature distribution penalty tax may also apply to your taxable distribution unless it is rolled into an IRA or another qualified plan. The 20% Federal income tax withheld under this section may not cover your entire income tax liability. In the case of a combination distribution, if any portion of the eligible rollover distribution consists of after-tax contributions, the amount paid directly to you will be considered to consist completely of after-tax contributions before any after-tax contributions are attributed to the portion paid as a direct rollover. Consult with your tax advisor for further details.

If you decide to split a distribution into partially a cash distribution and partially a direct rollover distribution, the Plan rule providing that the amount directly rolled over must be at least $500 is applied by treating any amount distributed that is attributable to Roth deferral contributions as a separate distribution from the remainder of the distribution, even if the amounts are distributed at the same time.

2.Installment Distributions

Your vested Account balance will be paid to you in substantially equal amounts over a period of time. You may elect annual or more frequent installments. You may elect to receive a lump sum distribution after you start to receive installment distributions, by completing the appropriate documentation. The direct rollover distribution rules referred to in the lump sum distribution section also apply to installment distributions.

3.Other Non-Annuity

You may also elect to receive your distribution in the form of Distribution of stock in kind.

IX.Miscellaneous Information

A.Benefits Not Insured

Benefits provided by the Plan are not insured or guaranteed by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this particular Plan. You will only be entitled to the vested benefits in your Account based upon the provisions of the Plan and the value of your Account will be subject to investment gains and losses.

B.Attachment of Your Account

Your Account may not be attached, garnished, assigned or used as collateral for a loan outside of this Plan except to the extent required by law. Your creditors may not attach, garnish or otherwise interfere with your Account balance except in the case of a proper Internal Revenue Service tax levy or a Qualified Domestic Relations Order (QDRO). A QDRO is a special order issued by the court in a divorce, child support or similar proceeding. In this situation, your spouse, or former spouse, or someone other than you or your Beneficiary, may be entitled to a portion or all of your Account balance based on the court order. Participants and Beneficiaries can obtain, without a charge, a copy of QDRO procedures from the Plan Administrator.

C.Plan-to-Plan Transfer Of Assets

Your Employer may direct the Trustee to transfer all or a portion of the assets in the Account of designated Participants to another plan or plans maintained by your Employer or other employers subject to certain restrictions. The plan receiving the Trust Funds must contain a provision allowing the transfer and preserve any benefits required to be protected under existing laws and regulations. In addition, a Participant's vested Account balance may not be decreased as a result of the transfer to another plan.

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D.Plan Amendment

Your Employer reserves the authority to amend certain provisions of the Plan by taking the appropriate action. However, any amendment may not eliminate certain forms of benefits under the Plan or reduce the existing vested percentage of your Account balance derived from Employer contributions. If you have three or more years of service with your Employer and a Related Employer and the vesting schedule is amended, then you will be given a choice to have the vested percentage of future Employer contributions made to your Account computed under the new or the old vesting schedule. The Plan Administrator will provide you with the appropriate information to make an informed decision if the Plan's vesting schedule is amended.

E.Plan Termination

Your Employer has no legal or contractual obligation to make annual contributions to or to continue the Plan. Your Employer reserves the right to terminate the Plan at any time by taking appropriate action as circumstances may dictate, with the approval of the Board of Directors. In the event the Plan should terminate, each Participant affected by such termination shall have a vested interest in his Account of 100 percent. The Plan Administrator will facilitate the distribution of Account balances in single lump sum payments to each Participant in accordance with Plan provisions until all assets have been distributed by the Trustee. Each Participant in the Plan upon Plan termination will automatically become 100% vested in his/her Account balance.

F.Interpretation of Plan

The Plan Administrator has the power and discretionary authority to construe the terms of the Plan based on the Plan document, existing laws and regulations and to determine all questions that arise under it. Such power and authority include, for example, the administrative discretion necessary to resolve issues with respect to an Employee's eligibility for benefits, credited services, disability, and retirement, or to interpret any other term contained in Plan documents. The Plan Administrator's interpretations and determinations are binding on all Participants, Employees, former Employees, and their Beneficiaries.

G.Electronic Delivery

This Summary Plan Description and other important Plan information may be delivered to you through electronic means. This Summary Plan Description contains important information concerning the rights and benefits of your Plan. If you receive this Summary Plan Description (or any other Plan information) through electronic means you are entitled to request a paper copy of this document, free of charge, from the Plan Administrator. The electronic version of this document contains substantially the same style, format and content as the paper version.

X.Internal Revenue Code Tests

A.Non-Discrimination Tests

The Plan must pass Internal Revenue Code non-discrimination tests as of the last day of each Plan Year to maintain a qualified Plan. These tests are intended to ensure that the amount of contributions under the Plan do not discriminate in favor of Highly Compensated Employees. In order to meet the tests, your Employer encourages participation from all eligible Employees. Depending upon the results of the tests, the Plan Administrator may have to refund Deferral Contributions contributed to the Plan and vested matching contributions to certain Highly Compensated Employees, as determined under Internal Revenue Service regulations. Deferral Contributions or matching contributions will be refunded to you from applicable investment options. You will be notified by the Plan Administrator if any of your contributions will be refunded to you.

In the event that the Plan Administrator distributes amounts attributable to excess Deferral Contributions to Highly Compensated Employees as a result of the nondiscrimination test applicable to Deferral Contributions, a Highly Compensated Employee who made both pre-tax and Roth Deferral Contributions during the applicable year will first receive a return of amounts attributable to pre-tax Deferral Contributions to the extent the Highly Compensated Employee made pre-tax Deferral Contributions during the applicable Plan Year. The remainder of any such distribution will come from amounts attributable to the Roth Deferral Contributions the Highly Compensated Employee made during the applicable Plan Year.

B.Top Heavy Test

The Plan is subject to the Internal Revenue Code “top-heavy” test. Each Plan Year, the Plan Administrator tests this Plan, together with any other Employer-sponsored qualified plans that cover one or more key employees, to ensure that no more than 60% of the benefits are for key employees. If this Plan is top-heavy, then your Employer may be required to make a minimum annual

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contribution on your behalf to this, or another Employer sponsored plan, if you are employed as of Plan Year-end. In addition, the following vesting schedule will be used instead of the one previously listed in the vesting section of this Summary Plan Description.

Years of Service	Vesting Percentage
less than 1	0
1	25
2	50
3	100

XI.Participant Rights

A.Claims

1.Claims Procedures

A plan participant or beneficiary may make a claim for benefits under the Plan. Any such claim you file must be submitted to the Plan Administrator in a form and manner acceptable to the Plan Administrator. Contact your Plan Administrator for more information. Generally, the Plan Administrator will provide you with written notice of the disposition of your claim within 90 days after receipt of your claim by the Plan. If the Plan Administrator determines that special circumstances require an extension of time to process your claim, the Plan Administrator will furnish written notice of the extension to the claimant prior to the expiration of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period the Plan Administrator had to dispose of your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. (A different procedure applies for disability related claims - see the next paragraph). In the event the claim is denied, the Plan Administrator will disclose to you in writing the specific reasons for the denial, a reference to the specific provisions of the Plan on which the determination is based, a description of additional material or information necessary for the claimant to perfect the claim and an explanation of why it is required, and information about the steps that must be taken to submit a timely request for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following as adverse determination upon review.

If your claim concerns disability benefits under the Plan, the Plan Administrator must notify you in writing within 45 days after you have filed your claim in order to deny it. If special circumstances require an extension of time to process your claim, the Plan Administrator must notify you before the end of the 45-day period that your claim may take up to 30 days longer to process. If special circumstances still prevent the resolution of your claim, the Plan Administrator may then only take up to another 30 days after giving you notice before the end of the original 30-day extension. If the Plan Administrator gives you notice that you need to provide additional information regarding your claim, you must do so within 45 days of that notice.

2.Review Procedures (For Appeal of an Adverse Benefit Determination)

You may appeal the denial of your claim made under the procedures described above within 60 days after the date following your receipt of notification of the denied claim (a different procedure applies for disability related claims - see the next paragraph) by filing a written request for review with the Plan Administrator. This written request may include comments, documents, records, and other information relating to your claim for benefits. You shall be provided, upon your request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. The review will take into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Generally, the Plan Administrator will provide you with written notice of the disposition of your claim on review within 60 days after receipt of your appeal by the Plan. If the Plan Administrator determines that special circumstances require an extension of time to process your claim, the Plan Administrator will furnish written notice of the extension to the claimant prior to the expiration of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period the Plan Administrator had to dispose of your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. (A different procedure applies for disability related claims - see the next

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paragraph). In the event the claim on review is denied, the Plan Administrator will disclose to you in writing the specific reasons for the denial, a reference to the specific provisions of the Plan on which the determination is based, a description of additional material or information necessary for the claimant to perfect the claim and an explanation of why it is required, and information about the steps that must be taken to submit a timely request for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following as adverse determination upon review.

If your initial claim was for disability benefits under the Plan and has been denied by the Plan Administrator, you have 180 days from the date you receive notice of your denial in which to appeal that decision. Your review will be handled completely independently of the findings and decision made regarding your initial claim and will be processed by an individual who is not a subordinate of the individual who denied your initial claim. If your claim requires medical judgment, the individual handling your appeal will consult with a medical professional who was not consulted regarding your initial claim and who is not a subordinate of anyone consulted regarding your initial claim and identify that medical professional to you. The Plan Administrator must notify you in writing within 45 days after you have filed your claim in order to deny it. If the Plan Administrator determines that special circumstances require an extension of time to process your claim, the Plan Administrator will furnish written notice of the extension to the claimant prior to the expiration of the initial 45-day period. In no event shall such extension exceed a period of 45 days from the end of the initial period the Plan Administrator had to dispose of your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

The Plan Administrator shall notify you of the Plan's benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of your request for review by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to you prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

The Plan Administrator shall provide you with written notification of a plan's benefit determination on review. In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by you - the specific reason or reasons for the adverse determinations, reference to the specific plan provisions on which the benefit determination is based, a statement that you are entitled to receive, upon your request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

B.Statement of ERISA Rights

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this Summary Annual Report each year.

•
Obtain a statement telling you the fair market value of your vested, accrued benefit, as of the date for which the benefits are reported, if you stop working under the Plan now. If you do not have a right to a benefit under the plan, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

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The Petroleum Development Corporation 401(k) & Profit Sharing Plan                        19

Prudent Actions by Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you, other Plan Participants and Beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. The Plan's agent for legal service of process in the event of a lawsuit is the Plan Administrator. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XII.Services and Fees

Fees and expenses charged under your Account will impact your retirement savings, and fall into three basic categories. Investment fees are generally assessed as a percentage of assets invested, and are deducted directly from your investment returns. Investment fees can be in the form of sales charges, loads, commissions, 12b-1 fees, or management fees. Certain of these Investment fees may not apply depending upon the funds and share classes available in the Plan. You can obtain more information about such fees from the documents (e.g., a prospectus) that describe the investments available under your Plan and from Appendix A: Investment Options. Plan administration fees cover the day-to-day expenses of your Plan for recordkeeping, accounting, legal and trustee services, as well as additional services that may be available under your Plan, such as daily valuation, telephone response systems, internet access to plan information, retirement planning tools, and educational materials. In some cases, these costs are covered by investment fees that are deducted directly from investment returns. In other cases, these administrative fees are either paid directly by your Employer, or are passed through to the participants in the Plan, in which case a recordkeeping fee will be deducted from your Account. Transaction-based fees are associated with optional services offered under your Plan, and are charged directly to your Account if you take advantage of a particular plan feature that may be available, such as a Plan loan. For more information on fees associated with your Account, refer to your Account statement or speak with your Plan Administrator.

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The Petroleum Development Corporation 401(k) & Profit Sharing Plan                        20

Appendix A.    Investment Options

You have the opportunity to direct the investments of your Account among the following investment funds:

Name	Ticker Symbol	Fund Code	Fund Overview
Fidelity® Money Market Trust Retirement Money Market Portfolio	FRTXX	0630
Seeks to obtain as high a level of current income as is consistent with the preservation of capital and liquidity.
Investing in U.S. dollar-denominated money market securities of domestic and foreign issuers and repurchase agreements. Investing more than 25% of total assets in the financial services industries. Potentially entering into reverse repurchase agreements.

Fidelity® U.S. Bond Index Fund	FBIDX	0651
Seeks to provide investment results that correspond to the total return of the bonds in the Barclays Capital U.S. Aggregate Bond Index.
Normally investing at least 80% of the fund's assets in bonds included in the Barclays Capital U.S. Aggregate Bond Index. Engaging in transactions that have a leveraging effect on the fund.

Fidelity® Balanced Fund	FBALX	0304
Seeks income and capital growth consistent with reasonable risk.
Investing approximately 60% of assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower-quality debt securities, when its outlook is neutral. Investing at least 25% of total assets in fixed-income senior securities (including debt securities and preferred stock.) Engaging in transactions that have a leveraging effect on the fund.

American Beacon Large Cap Value Fund Investor Class	AAGPX	OFA2
A Growth and Income mutual fund; the Morningstar Category is Large Value.
The investment seeks long-term capital appreciation and current income. The fund normally invests at least 80% of net assets (plus the amount of any borrowings for investment purposes) in equity securities of large market capitalization U.S. companies. These companies generally have market capitalizations similar to the market capitalization of the companies in the Russell 1000 Index at the time of investment. The investments may include common stocks, preferred stocks, securities convertible into U.S. common stocks, U.S. dollar-denominated ADRs, and U.S. dollar-denominated foreign stocks traded on U.S. exchanges.

Fidelity® Value Fund	FDVLX	0039
Seeks capital appreciation.
Investing in securities of companies that possess valuable fixed assets or that FMR believes are undervalued in the marketplace in relation to factors such as assets, earnings, or growth potential (stocks of these companies are often called "value" stocks). Normally investing primarily in common stocks.

Royce Opportunity Fund Class Service	RYOFX	OSLZ
A Small Company mutual fund; the Morningstar Category is Small Value.
The investment seeks long-term growth of capital. The fund invests primarily in the equity securities of small- and micro-cap companies, those with market capitalizations up to $2.5 billion. Although the fund normally focuses on the securities of companies with market capitalizations up to $2.5 billion, it may, in certain market environments, invest an equal or greater percentage of its assets in securities of larger-cap companies and may invest up to 10% of its assets in foreign securities. Normally, the fund invests at least 65% of its net assets in equity securities.

Spartan® Total Market Index Fund - Investor Class	FSTMX	0397
Seeks to provide investment results that correspond to the total return of a broad range of United States stocks.
Normally investing at least 80% of assets in common stocks included in the Dow Jones U.S. Total Stock Market Index, which represents the performance of a broad range of U.S. stocks.

Fidelity® Contrafund®	FCNTX	0022
Seeks capital appreciation.
Investing in securities of companies whose value FMR believes is not fully recognized by the public. Investing in either 'growth' stocks or 'value' stocks or both. Normally investing primarily in common stocks.

Fidelity® Export and Multinational Fund	FEXPX	0332
Seeks long-term growth of capital.
Normally investing primarily in common stocks. Normally investing primarily in securities of U.S. companies that are expected to benefit from exporting or selling their goods or services outside of the United States. Investing in either "growth" stocks or "value" stocks or both.

Rainier Small/Mid Cap Equity Portfolio	RIMSX	OF2W
A Growth mutual fund; the Morningstar Category is Mid-Cap Growth.
The investment seeks to maximize long-term capital appreciation. The fund normally invests at least 80% of assets in the common stock of small- and mid-capitalization companies traded in the U.S. with prospects of strong earnings growth and attractive overall business fundamentals, selling at reasonable valuations. The Advisor defines small/mid cap companies as companies with market capitalizations between $100 million and $15 billion. The fund invests in approximately 100 to 150 companies and may invest up to 25% of assets in foreign securities.

Fidelity® International Discovery Fund	FIGRX	0305	Seeks long-term growth of capital. Normally investing primarily in non-U.S. securities. Normally investing primarily in common stocks.
Spartan® International Index Fund - Investor Class	FSIIX	0399
Seeks to provide investment results that correspond to the total return of foreign stock markets.
Normally investing at least 80% of assets in common stocks included in the Morgan Stanley Capital International Europe, Australasia, Far East Index, which represents the performance of foreign stock markets.

Petroleum Development Corporation Company Stock Fund	RTHZ
Seeks to increase the value of your investment over the long term by investing in the stock of your employer or its affiliate.
Stock in Petroleum Development Corporation. This is neither a mutual fund nor a diversified or managed investment option.

Fidelity Freedom Income Fund®	FFFAX	0369
Seeks high total current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors already in retirement. Allocating assets among underlying Fidelity funds according to a stable asset allocation strategy of approximately 14.6% in domestic equity funds, 5.4% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds.

Fidelity Freedom 2000 Fund®	FFFBX	0370
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expected to have retired around the year 2000. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2000). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2010 Fund®	FFFCX	0371
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2010. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2010). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2020 Fund®	FFFDX	0372
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2020. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2020). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2030 Fund®	FFFEX	0373
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2030. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2030). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2040 Fund®	FFFFX	0718
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2040. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2040). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2005 Fund®	FFFVX	1312
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expected to have retired around the year 2005. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2005). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2015 Fund®	FFVFX	1313
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2015. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2015). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2025 Fund®	FFTWX	1314
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2025. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds(approximately 10 to 15 years after the year 2025). Ultimately, the fund will merge with Freedom Income Fund

Fidelity Freedom 2035 Fund®	FFTHX	1315
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2035. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2035). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2045 Fund®	FFFGX	1617
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2045. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2045). Ultimately, the fund will merge with Freedom Income Fund.

Fidelity Freedom 2050 Fund®	FFFHX	1618
Seeks high total return until its target retirement date. Thereafter the fund's objective will be to seek high current income and, as a secondary objective, capital appreciation.
Investing in a combination of underlying Fidelity equity, fixed-income, and short-term funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2050. Allocating assets among underlying Fidelity funds according to an asset allocation strategy that becomes increasingly conservative until it reaches approximately 15% in domestic equity funds, 5% in international equity funds, 35% in investment-grade fixed-income funds, 5% in high yield fixed-income funds, and 40% in short-term funds (approximately 10 to 15 years after the year 2050). Ultimately, the fund will merge with Freedom Income Fund

Stock shares held in the Plan are reported in shares of that company's stock (the “Stock Fund”). Exchanges between shares of the Stock Fund and other investments listed above are done through a real-time trading process. Contributions and distributions from your Account when you are invested in the Stock Fund are batched together and generally traded the next business day. The Participant User Guide, which will be provided to you by your Employer, contains more information about the processing of all transactions, and you should consult this publication to be sure that you understand the real-time trading process. If you are not sure that you have a current copy of the publication, or you need additional information about real-time trading, please contact your Plan Administrator or Fidelity at 1-800-835-5097.

If you have not supplied investment instructions, your Employer has directed that your contributions to the plan will be invested, based upon your date of birth, in the Fidelity Freedom Funds described in the above table of this Appendix A. These funds are subject to the volatility of the financial markets and may be subject to the additional risks associated with investing in high yield, small cap and foreign securities including the risk of loss of your principal investment.

You may redirect the investment of your future contributions or exchange your existing Account balance among available investment options by calling 1-800-835-5097 on any business day between 8:30 AM (ET) and 8:00 PM (ET). This is an automated telephone service and you should follow the telephonic instructions or you can press the appropriate number if you want to talk to a Fidelity telephone representative. All representative-assisted calls will be recorded for your protection. You may call the telephone number virtually 24 hours a day, seven days a week to check Account balances, prices, yields or obtain investment information. You may also use the internet to redirect the investment or your future contributions or exchange your existing Account balance by logging onto NetBenefits® at www.401k.com. Please contact the Plan Administrator for further information.

Exchanges received and confirmed before the close of the market (usually 4:00 PM (ET)) will be posted on that business day based upon the closing price of the affected investment(s). Exchanges received and confirmed after the market close will be processed on the next business day based upon the closing price of the affected investment(s) on that next business day. The minimum exchange is the lesser of $250 or 100% of your Account balance in the investment option. If your exchange is less than $250 then it may only be exchanged into one investment option. A confirmation of your change in the investment of your future contributions or your exchange of an existing fund will be sent to you within five business days or an online confirmation will be displayed on NetBenefits®. Fidelity reserves the right to change, restrict, or terminate exchange procedures to protect mutual fund shareholders.

If you are enrolled in the Fidelity Portfolio Advisory Service at Work described in Article IV, you will be unable to change how your Account is invested.